Exhibit 10.4

Summary of the Change in Compensation

for L. Dick Buell, Chief Executive Officer, Catalina Marketing Corporation

Effective as of January 1, 2005, the annual base compensation for L. Dick Buell increased from $550,000 to $600,000.